Exhibit 99.1

Certification of Chief Executive Officer
Under Section 111(b)(4) of the
Emergency Economic Stabilization Act of 2008 (“EESA”), as amended

I, David R. Milligan, Chief Executive Officer of West Bancorporation, Inc. ("West Bancorporation" or "the Company"), certify, based on my knowledge, that:

(i)
The Compensation Committee of West Bancorporation has discussed, reviewed, and evaluated with the senior risk officers of the Company at least every six months since September 14, 2009, the Company's senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to the Company;

(ii)
The Compensation Committee of West Bancorporation during 2009 identified and limited, if necessary, any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company and has identified any features of the employee compensation plans that pose risks to the Company and has limited, if necessary, those features to ensure that the Company is not unnecessarily exposed to risk;

(iii)
The Compensation Committee has reviewed at least every six months since September 14, 2009, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee, and has limited, if necessary, any such features;

(iv)	The Compensation Committee of West Bancorporation will certify to the reviews of the SEO compensation plans and employee compensation plans described in (i) and (iii) above;

(v)	The Compensation Committee of West Bancorporation will provide a narrative description of how during 2009 it limited, if necessary, the features in:

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

(B)	Employee compensation plans that unnecessarily expose the Company to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(vi)
West Bancorporation has required since June 15, 2009, that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)
West Bancorporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of 2009;

(viii)	West Bancorporation has during 2009 limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder;

(ix)
West Bancorporation and its employees have complied with the Company's excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA and as adopted by the Company on September 9, 2009, and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x)
West Bancorporation will permit a non-binding shareholder resolution in compliance with applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of 2009;

(xi)
West Bancorporation will disclose the amount, nature, and justification for the offering during 2009, of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

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(xii)
West Bancorporation will disclose whether the Company, the Board of Directors of the Company, or the Compensation Committee of the Company has engaged during any part of 2009 a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)
West Bancorporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of 2009;

(xiv)
West Bancorporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xv)
West Bancorporation has submitted to Treasury a complete and accurate list of the SEOs and the next twenty most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

March 12, 2010

/s/ David R. Milligan
David R. Milligan
Chief Executive Officer

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